Exhibit 99.1

     Stillwater Mining Announces Amendment to 2004 Third Quarter Results

                 Amended Consolidated Statement of Cash Flows

    COLUMBUS, Mont., Nov. 1 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced an amendment to its 2004 third quarter results released earlier today. Attached is an amended Consolidated Statement of Cash Flows. During the third quarter 2004, payment for debt issuance costs was $3.8 million, not a receipt of $0.8 million as originally reported. As a result of the amendment, the net cash provided by financing activities during the third quarter of 2004 was $8.3 million, not $12.8 million as originally reported. The amendment does not affect net cash provided by financing activities for the nine month period ended September 30, 2004, net income for the three month or nine month periods of 2004, nor cash and cash equivalents at September 30, 2004.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

     Stillwater Mining Company
     Consolidated Statements of Cash Flows
     (Unaudited)
     (in thousands)
                                       Three months ended   Nine months ended
                                          September 30,       September 30
                                          2004     2003      2004      2003

    Cash flows from operating
     activities
    Net income (loss)                     $4,365  $(1,628)  $36,613  $(22,645)

    Adjustments to reconcile net income
     to net cash used by
      Operating activities:
      Depreciation and amortization       10,571   10,081    31,695    30,426
      Deferred income taxes                   --    2,034        --    11,685
      Cumulative effect of change in
       accounting for asset retirement
       obligations                            --       --        --       672
      Stock issued under employee benefit
       plans                                 755      924     2,842     2,786
      Amortization and write-off of debt
       issuance costs                      4,258      273     4,700     2,789
      Amortization of restricted stock
       compensation                          412       --       686       670
      Loss on disposal of property, plant
       and equipment                       1,991       --     1,916        --

    Changes in operating assets and liabilities:
      Inventories                         36,149     (478)   34,955    10,219
      Accounts receivable                   (730)     902   (14,744)   13,190
      Accounts payable                     1,415   (9,075)    2,727    (4,439)
      Other                                1,332   (2,281)   (1,118)   (8,594)

    Net cash provided by operating
     activities                           60,518      752   100,272    36,759

    Cash flows from investing
     activities
      Capital expenditures               (20,905) (14,780)  (55,797)  (40,975)

    Net cash used in investing
     activities                          (20,905) (14,780)  (55,797)  (40,975)

    Cash flows from financing
     activities
      Proceeds from long-term financing,
       net                               140,000       --   140,000        --
      Payments on long-term debt and
       capital lease obligations        (128,241)    (492) (129,205)  (58,628)
      Issuance of common stock, related
       to Norilsk Nickel
       transaction (1)                        --       --        --   100,000
      Stock issuance cost, related to
       Norilsk Nickel transaction             --       --        --    (9,716)
      Issuance of common stock, net of
       stock issue costs                     267       64     2,747        64
      Payment for debt issuance costs     (3,757)      --    (3,838)   (1,606)

    Net cash provided by financing
     activities                            8,269     (428)    9,704    30,114

    Cash and cash equivalents
      Net increase (decrease)             47,882  (14,456)   54,179    25,898
    Balance at beginning of period        53,808   66,267    47,511    25,913

    Balance at end of period            $101,690  $51,811  $101,690   $51,811

    Non-cash Financing activities:
    (1) Fair value of common stock
     issued                                  $--      $--       $--  $248,213
      Inventory received in connection
       with the Norilsk Nickel
      transaction                             --       --        --  (148,213)
      Issuance of common stock, related
       to Norilsk Nickel
      transaction                            $--      $--       $--  $100,000

SOURCE  Stillwater Mining Company
    -0-                             11/01/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU:  ERN